CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm in the Prospectus and Statement of Additional Information of Evergreen Select Fixed Income Trust and to the incorporation by reference of our report dated April 30, 1999 on the financial statements and financial highlights of the Tattersall Bond Fund.


                                             /s/ Tait, Weller & Baker
                                             Tait, Weller & Baker


Philadelphia, Pennsylvania
June 17, 1999